Exhibit 10.4

TERMINATION OPTION AGREEMENT

THIS TERMINATION OPTION AGREEMENT (the “Termination Option Agreement”) is made effective on June 11, 2026 (“Option Effective Date”), between SEASPAN ENERGY LTD. (“Owners”) and STABILIS GDS, INC. (“Charterers”).

WHEREAS:

A.

Owners and Charterers entered into a Time Charter Party dated December 12, 2025, which was amended by a First Amending Agreement dated February 6, 2026 (the “First Amending Agreement”), a Second Amending Agreement dated March 19, 2026 (the “Second Amending Agreement”), and a Second Amended and Restated Third Amending Agreement dated May 26, 2026 (the “Third Amending Agreement”, and together with the original Time Charter Party and all other amending agreements, the “Charter”) pertaining to the charter of the LNG bunker vessel SEASPAN GARIBALDI (the “Vessel”);

B.	Charterers do not have an immediate use for the Vessel, and as such their preferred course of action would be to terminate the Charter;

C.	Owners are prepared to terminate the Charter subject to first securing an alternative commercial opportunity for the Vessel on terms and conditions that are acceptable to Owners; and

D.

To enable Owners to try to secure an alternative commercial opportunity for the Vessel, Charterers are willing to grant Owners an option to terminate the Charter, on the terms and conditions set out in this Termination Option Agreement.

THEREFORE, in consideration of the premises set out above, the covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

1.    OPTION TO TERMINATE

1.1

Charterers hereby irrevocably grant Owners, from the Option Effective Date to the Option Deadline, the option to terminate the Charter at Owners’ sole discretion, subject to the other terms and conditions of this Termination Option Agreement (the “Termination Option”).

1.2

Owners may exercise the Termination Option at any time between the Option Effective Date and the Option Deadline by giving written notice to Charterers stating that Owners are exercising the Termination Option (the “Option Exercise Notice”), which notice may be given to Charterers by email sent to andy.puhala@stabilis-solutions.com at any time prior to 00:01 hours Pacific Standard Time on June 24, 2026 (the “Option Deadline”).

1.3

If Owners have not exercised the Termination Option by delivering the Option Exercise Notice in accordance with Section 1.2 and Section 1.4 prior to the Option Deadline, this Termination Option Agreement and the Termination Option will expire and be of no further force or effect, and the Charter shall continue as if this Termination Option Agreement had never been entered into by the Parties.

1.4

If Owners exercise the Termination Option in accordance with Section 1.2, the Charter will terminate effective as of the date and time stated in the Option Exercise Notice (the “Effective Time”), which such Effective Time, unless subsequently agreed otherwise by the Parties in writing, must be a date and time occurring after the date and time that the Option Exercise Notice is received by Charterers and between the Option Effective Date and the Option Deadline.

1.5

If Owners terminate the Charter pursuant to this Termination Option Agreement, then as of the Effective Time, the Charter will be of no further force or effect, and the rights and obligations of each of the Parties thereunder will terminate, except that:

(a)	any rights and obligations of the Parties that are expressly stated in the Charter to survive the termination of the Charter will survive; and

(b)	notwithstanding the termination of the Charter, Charterers will pay Owners the amounts set out in Section 2.1 below when required pursuant to Section 2.1 below.

2.    PAYMENT OBLIGATIONS

2.1

If Owners exercise the Termination Option, Charterers will pay Owners the outstanding payments and the Early Termination Fee listed in the table below, on or before the applicable Due Dates indicated, plus any applicable sales taxes:

Payment Description	Amount	Due Date	Additional Terms
Balance of May 2026 suspension fee (per s.1.3(b) of the Third Amending Agreement)	$US 200,000, plus accrued interest	50% on July 1, 2026 and the remaining 50% on August 1, 2026	Owners will waive accrued interest on such amount if paid on or before the Due Date.
Additional Cancellation Fee (per s. 2.2 of the Third Amending Agreement)	$US 168,000, plus accrued interest	50% on July 1, 2026 and the remaining 50% on August 1, 2026	Owners will waive accrued interest on such amount if paid on or before the Due Date.
Pre-Charter Adjustment Balance (per s. 4.1 of the Third Amending Agreement)	$US 12,229.50, plus accrued interest	50% on July 1, 2026 and the remaining 50% on August 1, 2026	Owners will waive accrued interest on such amount if paid on or before the Due Date.
March Hire Balance (per s. 4.2 of the Third Amending Agreement)	$US 504,400, plus accrued interest	50% on July 1, 2026 and the remaining 50% on August 1, 2026	Owners will waive accrued interest on such amount if paid on or before the Due Date.
Fuel and other reimbursable costs between start of charter period and May 1, 2026 (per s. 1.2(b) of the Second Amending Agreement).	$US 125,878.93	50% on July 1, 2026 and the remaining 50% on August 1, 2026
Balance of Cancellation Fee (per s.2.2 (b) of the First Amending Agreement).	$US 54,766.95	50% on July 1, 2026 and the remaining 50% on August 1, 2026
Early Termination Fee	$US 750,000	January 1, 2027

2.2

Notwithstanding anything in the Charter to the contrary, in the event that Owners exercise the Termination Option, the payment schedule set out in the table above shall supersede the Parties’ payment obligations under the Charter, and in the event of any conflict or inconsistency between the payment schedule set out in the above table and the previously agreed provisions applicable to such payments, the contents of the above table will prevail.

2.3

For clarity, if Owners do not terminate the Charter pursuant to this Termination Option Agreement, the Charter will continue in full force and effect, Section 2.1 above will not apply, and the payments referenced in Section 2.1 will continue to be payable in accordance with the provisions of the First Amending Agreement, Second Amending Agreement or Third Amending Agreement (as applicable).

3.    GENERAL

3.1	Any capitalized terms used in this Termination Option Agreement which are defined in the Charter, and are not defined herein, will have the meanings given to them in the Charter.

3.2	Clause 64 (Law and Litigation) of the Charter, as amended and supplemented by Section 1.4 of the Second Amending Agreement, is incorporated into and will apply to this Termination Option Agreement.

3.3

This Termination Option Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Termination Option Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Termination Option Agreement.

IN WITNESS WHEREOF, the Parties have caused this Termination Option Agreement to be executed effective as of the Option Effective Date set out above.

SEASPAN ENERGY LTD. /s/ Harley Penner Authorized Signatory Name: Harly Penner Title: President	STABILIS GDS, INC. /s/Andrew L. Puhala Authorized Signatory Name: Andrew L. Puhala Title: SVP & CFO